EXHIBIT 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

THE HARTFORD FINANCIAL SERVICES GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate offering price of that offering is $15,338,100.

	Security Type	Security Class Title	Fee Calculation	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $.01 per share	Rule 457(r)	215,000 shares	$71.34 (1)	$15,338,100 (1)	$110.20 per $1 million	$1,690.26

(1)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The proposed maximum offering price per unit and maximum aggregate offering price are based on the average of the high and low price of the Registrant’s common stock on May 1, 2023, as reported on the New York Stock Exchange.

1